SECOND AMENDED AND RESTATED
PLAN OF DISTRIBUTION PURSUANT TO RULE 12B-1

CAPITAL MANAGEMENT MID-CAP FUND

WHEREAS, Capital Management Investment Trust, an unincorporated business trust organized and existing under the laws of the Commonwealth of Massachusetts (the “Trust”), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest (the “Shares”), in separate series representing the interests in separate funds of securities and other assets; and

WHEREAS, the Trust offers a series of such Shares representing interests in the CAPITAL MANAGEMENT MID-CAP FUND as listed in Appendix A (the “Fund”) of the Trust;

WHEREAS, the Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the “Non-Interested Trustees”), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Fund and its shareholders, have approved this Plan by votes cast at a meeting held in person and called for the purpose of voting hereon and on any agreements related hereto; and

NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

1.            Distribution and Servicing Activities.  Subject to the supervision of the Trustees of the Trust, the Trust may, directly or indirectly, engage in any activities primarily intended to result in the sale of Investor Class Shares of the Fund, which activities may include, but are not limited to, the following: payments to the Trust’s  Distributor and to securities dealers and others in respect of the sale of Investor Class Shares of the Fund; (b) payment of compensation to and expenses of personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Investor Class Shares of the Fund or who render  shareholder support services not otherwise provided by the Trust’s transfer agent, administrator, or custodian, including but not limited to, answering inquiries regarding the Trust, processing shareholder transactions, providing personal services and/or the maintenance of shareholder accounts, providing other shareholder liaison services, responding to shareholder inquiries, providing information on shareholder investments in the Fund, and providing such other shareholder services as the Trust may reasonably request; formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (d) preparation, printing and distribution of sales literature; (e) preparation, printing and distribution of prospectuses and statements of additional information and reports of the Trust for recipients other than existing shareholders of the Trust; and (f) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable.  The Trust is authorized to engage in the activities  listed above, and in any other activities primarily intended to result in the sale of Investor Class Shares of the Fund, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

2.            Maximum Expenditures.  The expenditures to be made by the Fund pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined by the Trustees of the Trust, but in no event may such expenditures exceed an amount calculated at the rate of 0.75% per annum of the average daily net asset value of the Shares of the Fund for each year or portion thereof included in the period for which the computation is being  made, elapsed since the inception of this Plan to the date of such expenditures.  Unless modified by the Trustees, the 0.75% per annum of the average daily net asset value of the Shares of the Fund shall be comprised of 0.75% of “distribution fees,” and 0.00% bps of “service fees,” as permissible under the federal securities laws and FINRA Rules.  Such payments for distribution and servicing activities may be made directly by the Trust or to other persons with which the Trust has entered into agreements related to this Plan.

3.            Term and Termination.  (a) This Plan shall become effective for the Fund with respect to its Investor Class Shares as specified in Appendix A hereof.  Unless terminated as herein provided, this Plan shall continue in effect for one year from the effective date of the Plan for the Fund with respect to its Investor Class Shares as specified in Appendix A hereof and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both the Trustees of the Trust and (ii) the Non-Interested Trustees, cast at a meeting called for the purpose of voting on such approval.

  (b)            This Plan may be terminated at any time with respect to the Fund by a vote of a majority of the Non-Interested Trustees or by a vote of a majority of the outstanding voting securities of the Fund as defined in the 1940 Act.

4.            Amendments.  This Plan may not be amended to increase materially the maximum expenditures permitted by Section 2 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities of the Fund as defined in the 1940 Act with respect to which a material increase in the amount of expenditures is proposed, and no material amendment to this Plan shall be made unless approved in the manner provided for annual renewal of this Plan in Section 3(a) hereof.

5.            Selection and Nomination of Trustees.  While this Plan is in effect, the selection and nomination of the Non-Interested Trustees of the Trust shall be committed to the discretion of such Non-Interested Trustees.

6.            Quarterly Reports.  The Treasurer of the Trust shall provide to the Trustees of the Trust and the Trustees shall review quarterly a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

7.            Recordkeeping.  The Trust shall preserve copies of this Plan and any related agreement  and all reports  made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan.  Any such related agreement or such reports for the first two years will be maintained in an easily accessible place.

8.            Limitation of Liability.  Any obligations of the Trust hereunder shall not be binding upon any of the Trustees, officers or shareholders of the Trust personally, but shall bind only the assets and property of the Trust. The term “Capital Management Investment Trust” means and refers to the Trustees from time to time serving under the Agreement and Declaration of Trust of the Trust, a copy of which is on file with the Secretary of The Commonwealth of Massachusetts.  The execution of this Plan has been  authorized by the Trustees, and this Plan has been signed on behalf of the Trust by an authorized officer of the Trust, acting as such and not individually, and neither such authorization by such Trustees nor such execution by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Agreement and Declaration of Trust.

APPENDIX A

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The Effective Date of the Amended and Restated Plan of Distribution Pursuant to Rule 12b-1 with respect to the Investor Class Shares of the Fund shall be the later of either the date specified below or the date the Fund commenced operations, whichever is later:

Fund	Date Added to the Agreement
Capital Management Mid-Cap Fund Investor Class Shares	April 7, 1995

o	Re-approved by shareholders of the Capital Management Mid-Cap Fund Investor Class Shares: August 17, 2000

o	Amended and restated February 12, 2015